Exhibit 10.2

LONE STAR TECHNOLOGIES, INC.
FORM OF DIRECTOR RESTRICTED STOCK UNIT AWARD

Restricted Stock Unit Award
Granted Pursuant to the
2004 Long-Term Incentive Plan

RESTRICTED STOCK UNIT AWARD granted [            ], 20[    ] (the “Date of Grant”) by Lone Star Technologies, Inc. (“LST”) to [                ] (“Recipient”) pursuant to LST’s 2004 Long-Term Incentive Plan (the “Plan”).

1.                                       Grant of Restricted Stock Units.  LST hereby grants to the Recipient a total of [          ] restricted stock units (“RSUs”), each representing the right to receive one share of Common Stock, $1.00 par value, of LST (“Common Stock”) at a price per share of $[        ], upon the terms and conditions hereinafter stated.

2.                                       Vesting and Forfeiture.

(a)                                  General.  Except as specifically provided herein, this RSU award will vest in five equal annual installments beginning on the second anniversary of the Date of Grant, subject to the Recipient’s continuing service as a director of LST (“service”).

(b)                                 Acceleration of Vesting Upon Involuntary Termination of Service.  Non-vested RSUs not previously forfeited will become fully vested if, before the sixth anniversary of the Date of Grant, (a) the Recipient’s service terminates by reason of the Recipient’s death, retirement after age 65 or retirement with the consent of LST (subject, in the case of retirement, to such other conditions as LST may impose), or (b) there is a Change in Control (within the meaning of Section 9(d) of the Plan) and, within two years after the Change in Control, the Recipient’s service terminates by reason of his removal without Cause (within the meaning of Section 5(e)(ii) of the Plan) or his failure to be reelected or nominated for reelection without Cause.

(c)                                  Performance-Based Vesting.  Non-vested RSUs not previously forfeited will become vested in accordance with the performance matrix set forth in Schedule A annexed hereto. For the purposes of Schedule A, the “200[X] Objective” is the income before taxes (“IBT”) of LST presented in its Base Action Plan (“BAP”) for 200[X]; the “200[Y] Objective” is LST’s IBT presented in its 200[Y] BAP; and the “200[X] Objective Shortfall” is the excess, if any, of the 200[X] Objective over LST’s IBT for the year ended December 31, 200[X]. If any RSUs become vested under Row E of Schedule A, then Row D shall become inapplicable. If any RSUs become vested under this subsection (c), then subsection (a) shall cease to apply and future vesting, if any, will be determined under this subsection (subject to acceleration under subsection (b) above). Determinations as to whether the 200[X] Objective or the 200[Y] Objective has been achieved, or whether the 200[Y] IBT equals or exceeds the sum of the 200[Y] Objective and the 200[X] Objective Shortfall, shall be made by the Human Resources Committee of the Board of

Directors of LST (the “Human Resources Committee”) based on audited financial statements for the appropriate year.  Any vesting of a RSU for a particular year shall become effective as of the date of the applicable determination by the Human Resources Committee.  Any decision of the Human Resources Committee as to any question with respect to the RSUs granted hereunder shall be final and conclusive on all persons.

(d)                                 Forfeiture. The Recipient shall forfeit any unvested RSUs upon the termination of the Recipient’s service with LST (other than a termination of service that results in the vesting of Recipient’s RSUs pursuant to Section 2(b) hereof).

3.                                       Issuance and Delivery of Shares. Vested RSUs will be converted into shares of Common Stock and a certificate for such shares registered in the name of the Recipient will be delivered by LST to the Recipient on or as soon as practicable after January 1st of the first year following the final vesting of all the shares to which the RSUs relate.  LST may permit the Recipient to elect to defer the conversion of vested RSUs, provided that only one such request may be made with respect to RSUs that become vested and the request is made at least one year before the date the RSUs otherwise would have been converted.

4.                                       Withholding. The delivery of shares of Common Stock represented by RSUs is conditioned on the Recipient’s payment of the amount (if any) deemed necessary by LST to enable it to satisfy any income tax withholding obligations attributable to the issuance of such shares (unless other arrangements acceptable to LST are made for the satisfaction of such withholding obligations).

5.                                       Transferability. The RSUs are not assignable or transferable other than to a beneficiary designated to receive them upon the Recipient’s death in a manner acceptable to LST or by will or the laws of descent and distribution, and any attempt by the Recipient or any other person claiming against, through or under the Recipient to cause any of the RSUs to be transferred or assigned in any manner and for any purpose (other than as expressly permitted by this instrument or the Plan) will be null and void and without effect upon LST, the Recipient and any other person.

6.                                       Rights of Recipient. Nothing herein contained shall confer on the Recipient any right with respect to the continuation of directorship or employment or interfere with the right of LST to terminate such directorship or the right of LST or any subsidiary of LST to terminate such employment or, except as to shares actually issued, confer any rights as a shareholder upon the holder hereof.

7.                                       Provisions of the Plan Control. This RSU award is subject to all the terms, conditions and provisions of the Plan, a copy which has been furnished or made available to the Recipient, and to such rules, regulations and interpretations as may be established or made by the Human Resources Committee acting within the scope of its authority and responsibility under the Plan. The applicable provisions of the Plan shall govern in any situation where this instrument is silent or where the applicable provisions of this instrument are contrary to or not reconcilable with such Plan provisions.

8.                                       Miscellaneous. LST may affix to certificates representing shares issued pursuant to this instrument any legend that LST determines to be necessary or advisable to reflect any restrictions to which the shares may be subject, whether by agreement or otherwise. LST may advise the transfer agent to place a stop order against any legended shares. LST shall have the right to offset against its obligation to issue and  deliver shares under this instrument any outstanding amounts owed by the Recipient to LST at the time those shares would otherwise be issued and delivered. This RSU award shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The terms of this award may not be amended, except as provided in the Plan or by a written instrument executed by LST and the Recipient.

LONE STAR TECHNOLOGIES, INC.

By:
Name:
Title: